Exhibit 10.18.2

November 14, 2007

Mr. Ivan K. Fong

7000 Cardinal Place

Dublin, Ohio 43017

Subject: Amendment to Employment Offer Letter Agreement (“Letter Agreement”)

Dear Ivan:

The purpose of this letter is to supplement and amend the Letter Agreement signed by you and Cardinal Health, Inc. (the “Company”) dated October 7, 2005, in accordance with resolutions approved by the Human Resources and Compensation Committee of the Board of Directors at it meeting on November 6, 2007, in order to bring the Letter Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other guidance of general application issued thereunder (“Section 409K), The following are the additional or revised terms governing your employment by the Company:

1.	It is acknowledged and agreed that the severance benefits payable under paragraph 5 of the Letter Agreement are payable upon a termination of employment that is not an involuntary termination within the meaning of Section 409A. Therefore, the lump sum payment shall be made on the 1st business day of the seventh month following the month in which your termination occurred.

2.

With respect to the obligation under paragraph 5 of the Letter Agreement to provide you and your eligible dependents with health and welfare benefits at the same cost you were paying as an employee for a period of one year following your termination date, any taxable welfare benefits provided to you pursuant to this provision of the Letter Agreement that are not “disability pay” or “death benefits” within the meaning of Treasury Regulation Section 1.409A-1 (a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Section 409A of the Code. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Section 105 (b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the applicable one-year severance period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit. During the period of six months immediately following your separation from service (within the meaning of Code Section 409A), you shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Section 4980B of the Code, and the Company shall reimburse you for any such payments on the first business day that is more than six months after your separation from service, together with interest on such amount from the date of your Separation from Service through the date of payment at the at the rate provided in Section 1274(b)(2)(B) of the Code.

3.	Except as specifically amended above, all terms of the Letter Agreement are unmodified and remain in full force and effect.

My signature below represents the Company’s agreement to these amendments to the Letter Agreement. Please sign where indicated below to accept and agree to this amendment to your Letter Agreement.

Sincerely,

/s/ R. Kerry Clark

R. Kerry Clark

President and Chief Executive Officer

I accept and agree to the above amendment to my Letter Agreement.

/s/ Ivan K. Fong

Ivan K. Fong

Date: November 19, 2007